Exhibit 10.43

FORM OF SUBORDINATE CREDIT AGREEMENT

between

BEP SUBCO INC.

as Borrower

and

BROOKFIELD BRP HOLDINGS (CANADA) INC.

as Lender

Effective as of ■, 2020

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1

1.1	Defined Terms	1
1.2	Terms Generally	9
1.3	Accounting Terms; GAAP	9
1.4	Time	9
1.5	Borrowers Jointly and Severally Liable	9
1.6	Borrowers Bound by Delivered Certificates and Notices	10
1.7	Currency Equivalents	10
1.8	Amount of Credit	10
1.9	Divisions	10
1.10	Schedules	10

ARTICLE 2 THE CREDIT FACILITY		11

2.1	Establishment of Credit Facility	11
2.2	Loans and Borrowings	11
2.3	Requests for Borrowings	11
2.4	Interest	12
2.5	Evidence of Debt	14
2.6	Termination and Reduction by Lender of Credit Commitment	14
2.7	Mandatory Repayments of Excess Drawn Amounts	15
2.8	Voluntary Prepayments and Cancellation	15
2.9	Breakage Costs	15
2.10	Alternate Rate of Interest	15
2.11	Increased Costs; Illegality	16
2.12	Payments Generally	17
2.13	Addition of Borrowers	17
2.14	Withholding Tax.	17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		18

3.1	Organization; Powers	18
3.2	Authorization; Enforceability	19
3.3	Governmental Approvals; No Conflicts	19
3.4	Financial Information	19
3.5	Litigation	19
3.6	Compliance with Laws and Agreements	19
3.7	Taxes	20
3.8	Pension Plans	20
3.9	No Order or Judgments	20
3.10	Insurance	20
3.11	Solvency	20
3.12	Environmental Matters	20
3.13	Money Laundering Laws	21
3.14	Office of Foreign Assets Control	21
3.15	Survival of Representations and Warranties	21
3.16	Deemed Repetition	21

ARTICLE 4 CONDITIONS PRECEDENT TO LOANS		21

4.1	Effective Date	21
4.2	Each Borrowing	22

ARTICLE 5 AFFIRMATIVE COVENANTS		22

5.1	Financial Statements and Other Information	22
5.2	Existence; Conduct of Business	23
5.3	Timely Payment	23
5.4	Books and Records	23
5.5	Compliance with Laws	23
5.6	Insurance	23
5.7	Operation of Business	23
5.8	Maintenance of Assets	23
5.9	Payment of Taxes	24
5.10	Use of Proceeds	24

ARTICLE 6 NEGATIVE COVENANTS		24

6.1	Fundamental Changes	24

ARTICLE 7 EVENTS OF DEFAULT		25

7.1	Events of Default	25
7.2	Legal Proceedings	28
7.3	Non-Merger	28

ARTICLE 8 SUBORDINATION AND DEPOSITS		28

8.1	Subordination	28
8.2	Deposits	29

ARTICLE 9 MISCELLANEOUS		29

9.1	Notices	29
9.2	Waivers	30
9.3	Expenses; Indemnity	31
9.4	Currency Indemnity	31
9.5	Successors and Assigns and Additions of Lenders	32
9.6	Amendments	33
9.7	Survival	33
9.8	Counterparts; Integration; Effectiveness	33
9.9	Severability	34
9.10	Right of Set Off	34
9.11	Governing Law; Jurisdiction	34
9.12	Waiver of Jury Trial	34
9.13	Headings	34
9.14	Limited Recourse	34

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Exhibit A FORM OF BORROWING REQUEST
Exhibit B FORM OF DEPOSIT RECORD
Exhibit C FORM OF CONFIRMATION OF SUBORDINATION

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is effective as of ■, 2020 and is entered into between BEP Subco Inc., as the initial Borrower, such Persons as become Borrowers hereunder from time to time, and Brookfield BRP Holdings (Canada) Inc., as the Lender(s).

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this agreement and all schedules attached hereto, as amended, restated or supplemented from time to time.

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all Laws relating or applicable to such Person, property, transaction, event or matter.

“Applicable Margin” means, with respect to any Loan, the applicable rate per annum, expressed as a percentage, set forth in the relevant column and row of the table below as adjusted pursuant to Section 2.4.1:

Type of Loan	Applicable Margin
Canadian Prime Rate Loan	■%
U.S. Base Rate Loan	■%
CDOR Loan	■%
LIBOR Loan	■%

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person and legally binding on such Person.

“Available Amount” means the amount of the Credit Facility as set out in Section 2.1 as reduced from time to time in accordance with the provisions of this Agreement.

“Borrowers” means, collectively, BEP Subco Inc. and each Person that agrees to be bound hereunder as a Borrower hereunder pursuant to Section 2.13.

“Borrowing” means any availment of the Credit Facility and includes a rollover or conversion of any outstanding Loan.

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“Borrowing Request” means a request by any Borrower for a Borrowing pursuant to Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario or New York, New York are authorized or required by Applicable Law to remain closed and, in the case of any LIBOR Loan, is also not a day on which commercial banks in London, England are authorized or required by Applicable Law to remain closed.

“Canadian Dollars” and “Cdn$” refer to lawful money of Canada.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Canadian Reference Lender and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (b) the annual rate of interest equal to the sum of the one-month CDOR in effect on such day plus 1.0% per annum.

“Canadian Reference Lender” means such bank that is listed on Schedule I of the Bank Act (Canada) that is selected by the Lender by giving written notice of thereof to the Borrowers.

“CDOR” means (a) with respect to a CDOR Loan, the rate per annum equal to the average per annum rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed CDOR Loan displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Toronto time) on the first day of the Interest Period for such CDOR Loan, with a term equivalent to the Interest Period of such CDOR Loan or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period, plus 0.10%; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR on such date shall be calculated as the rate for the term referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the Canadian Reference Lender as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day, plus 0.10%; provided further that the CDOR shall at no times be less than 0%. If no CDOR is available for a particular Interest Period but CDORs are available for maturities both longer and shorter than such Interest Period, then the CDOR for such Interest Period shall be the CDOR Interpolated Rate plus 0.10%.

“CDOR Borrowing” means a Borrowing comprised of one or more CDOR Loans.

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“CDOR Interpolated Rate” means, in relation to any CDOR Loan and its Interest Period, a rate per annum determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable CDOR for the longest period for which a CDOR is available that is shorter than such Interest Period and (b) the applicable CDOR for the shortest period for which a CDOR is available that is longer than such Interest Period, in each case as of 11:00 a.m., Toronto time on the day two Business Days prior to the first day of such Interest Period; provided that the Interpolated Rate shall at no times be less than 0%.

“CDOR Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon CDOR.

“Change in Control” means the acquisition by any Person other than Brookfield Asset Management Inc. or its Affiliates (or any combination thereof) of Control of any Borrower.

“Change in Law” means (a) the adoption of any new Law after the date of this Agreement, (b) any change in any existing Law or in the official interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by the Lender or any of its lenders with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which Persons customarily, and are expected by the relevant Governmental Authority to, comply and nevertheless considered to be binding on a Person or such Person’s property) of any Governmental Authority made or issued after the date of this Agreement.

“Control” and similar expressions mean a relationship between two Persons wherein one of such Persons has the power, through the ownership of Equity Securities, by contract or otherwise, to directly or indirectly direct the management and policies of the other of such Persons, and includes, without limitation: (a) in the case of a corporation or a trust, the ownership, either directly or indirectly through one or more Persons, of Equity Securities of such corporation or trust carrying more than 50% of the votes that may be cast to elect the directors or trustees of such corporation or trust or the Control of the corporate trustee of such trust, either under all circumstances or under some circumstances that have occurred and are continuing, (other than Equity Securities held as collateral for a bona fide debt where the holder thereof is not entitled to exercise the voting rights attached thereto unless a default has occurred), provided that such votes, if exercised, are sufficient to elect a majority of the directors or trustees of such corporation or trust or corporate trustee; and (b) in the case of a general partnership or limited partnership, the power, through the ownership of Equity Securities, by contract or otherwise, to act as the managing partner appointed in respect of such general partnership or the general partner appointed in respect of such limited partnership, or to otherwise Control such managing partner or general partner, as applicable.

“Credit Facility” means the revolving credit facility established pursuant to Section 2.1.1.

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“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Distribution” means, with respect to any Person: (a) the retirement, redemption, retraction, purchase or other acquisition of any Equity Securities of such Person for cash or other property of such Person; (b) the declaration or payment of any dividend, return of capital or other distribution (in cash or other property of such Person) of, on or in respect of, any Equity Securities of such Person; or (c) any other payment or distribution (in cash or other property of such Person) of, on or in respect of any Equity Securities of such Person.

“Dollar Amount” means at any time with respect to outstanding Loans under the Credit Facility, the aggregate of (a) the amount in Dollars of all Loans that are denominated in Dollars, and (b) the Dollar Equivalent at such time of all Loans that are denominated in Canadian Dollars.

“Dollar Equivalent” means, at the date of determination, the amount of Dollars that the Lender could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Exchange Rate on such date.

“Dollars” and “$” refer to lawful money of the United States unless otherwise indicated.

“Effective Date” means ■, 2020.

“Environmental Laws” means all applicable federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, having the force of law and relating to the environment, health and safety, or health protection, including the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any hazardous or regulated material.

“Equity Securities” means, with respect to any Person, any and all shares, units, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including without limitation any interest in a partnership, limited partnership or other similar Person and any unit or beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Rate” means, on any day, the rate at which Canadian Dollars may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time on such date on the relevant Reuters screen for Canadian Dollars; provided that if such rate does not appear on any Reuters screen on any date, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Lender.

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“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds (Effective) Rate” means, for any period, a fluctuating rate of interest per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles in Canada or the United States in effect from time to time which, for clarity, will include IFRS.

“Governmental Authority” means the Government of Canada or the United States, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court or other ether entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hostile Acquisition” means a proposed acquisition by any Borrower or any Subsidiary in circumstances in which the Person subject to such acquisition will not have, as of the date of the acquisition notice in respect of such acquisition, evidenced its agreement or agreement in principle to such acquisition.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as in effect from time to time.

“Indemnitee” has the meaning specified in Section 9.3.2.

“Interest Payment Date” means, (a) in the case of any Canadian Prime Rate Loan or U.S. Base Rate Loan, the first Business Day of each month, and (b) in the case of any CDOR Loan or LIBOR Loan, the last day of the Interest Period relating to such Loan, provided that if an Interest Period for any CDOR Loan or LIBOR Loan exceeds three months, then “Interest Payment Date” shall also include each date which occurs at each three month interval during such Interest Period.

“Interest Period” means with respect to a CDOR Loan or LIBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or such other periods thereafter as may from time to time be agreed to by the Borrower requesting such Loan and the Lender; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Laws” means all applicable federal, state, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, and all policies, practices, directives and guidelines in each case of any Governmental Authority and having the force of law; and “Law” means any one or more of the foregoing.

“Lender” means, collectively, Brookfield BRP Holdings (Canada) Inc. and each Person that becomes a Lender hereunder from time to time.

“LIBOR” means with respect to any LIBOR Loan denominated in Dollars, for any Interest Period, the rate for Dollar borrowings appearing on the applicable Reuters screen (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such servicing, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, in each case as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that if such rate is not available at such time for any reason, then “LIBOR” with respect to such LIBOR Loan for such Interest Period will be the rate at which Dollar deposits approximately equal to the amount of such LIBOR Loan and for a maturity comparable to such Interest Period are offered by the principal London office of a commercial bank selected by the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided further that if any such rate is below zero, LIBOR shall be deemed to be zero and LIBOR shall be adjusted as applicable to reflect the Statutory Reserve Rate by multiplying the rate described above by the Statutory Reserve Rate.

“LIBOR Borrowing” means a Borrowing comprised of one or more LIBOR Loans.

“LIBOR Loan” means a loan denominated in Dollars which bears interest at a rate based upon LIBOR.

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“Loan” means any LIBOR Loan, Canadian Prime Rate Loan, CDOR Loan or U.S. Base Rate Loan made by the Lender to a Borrower pursuant to this Agreement.

“Material Adverse Effect” means any event, development or circumstance which has had or would have (a) a material adverse effect on the business, assets, properties, operations or financial condition of the Borrowers and their Subsidiaries taken as a whole, or (b) a material adverse effect on the ability of the Borrowers (taken as a whole) to perform their obligations under this Agreement.

“Maturity Date” means the date that is ten (10) years from the Effective Date, unless the Agreement is terminated in accordance with Section 2.6, in which case the Maturity Date shall be the date the Agreement is so terminated.

“Money Laundering Laws” has the meaning specified in Section 3.13.

“Obligations” means all present and future debts, liabilities and obligations of the Borrowers to the Lender under this Agreement, whether absolute or contingent, due or to become due, existing on the Effective Date or thereafter arising, including without limitation with respect to all Loans, and all interest and fees owing hereunder (including those that accrue after the commencing by or against any Borrower of any insolvency or similar proceeding).

“OFAC” has the meaning specified in Section 3.14.

“OFAC Lists” has the meaning specified in Section 3.14.

“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, limited partnership, Governmental Authority or other entity.

“Responsible Officer” means, in respect of any Person, any director or officer of such Person or the general or managing partner of such Person.

“Senior Debt” has the meaning given to that term in Section 8.1(a).

“Specified Threshold Amount” means, as at any date, the greater of (a) $125,000,000 and (b) an amount equal to 10% of the Borrowers’ consolidated equity as at such date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar reserve requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Federal Reserve Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fee or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Federal Reserve Board. LIBOR Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without the benefit of or credit for proration, exemptions or offsets that may be available to lenders from time to time under any Applicable Law. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any such change in any reserve, liquid asset, fee or similar requirement.

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“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, limited partnership, trust or other entity of which securities or other ownership interests representing more than 50% of the combined voting stock are owned, directly or indirectly, by such Person or by any one or more subsidiaries of such Person.

“Subsidiaries” means, collectively, the subsidiaries of the Borrowers, and “Subsidiary” means any of them.

“Taxes” means all present and future taxes, charges, fees, levies, imposts, surtaxes, duties and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges of any nature, imposed by any Governmental Authority and whether disputed or not.

“Type”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is a U.S. Base Rate Loan, Canadian Prime Rate Loan, LIBOR Loan or CDOR Loan or a U.S. Base Rate Borrowing, Canadian Prime Borrowing, LIBOR Borrowing or CDOR Borrowing, as the case may be.

“U.S. Base Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by a commercial Canadian bank selected by the Lender and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on Dollar demand commercial loans in Canada, (b) the sum of the Federal Funds (Effective) Rate plus 0.50% per annum, and (c) LIBOR for Dollars for one-month term in effect on such day plus 1.00%. Any change in the U.S. Base Rate due to a change in the applicable base rate, the Federal Funds (Effective) Rate or such LIBOR shall be effective from and including the effective date of such change in the applicable base rate, the Federal Funds (Effective) Rate or such LIBOR, respectively.

“U.S. Base Rate Borrowing” means a Borrowing comprised of one or more U.S. Base Rate Loans.

“U.S. Base Rate Loan” means a Loan denominated in Dollars which bears interest at a rate based upon the U.S. Base Rate.

“Withholdings” has the meaning given to that term in Section 2.14.

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1.2 Terms Generally

The definitions of terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any statute or any Section thereof will, unless otherwise expressly stated, be deemed to be a reference to such statute or Section as amended, restated or re-enacted from time to time; (c) any reference herein to any Person will be construed to include such Person’s successors and permitted assigns; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (e) all references herein to Articles, Sections and Exhibits will be construed to refer to Articles and Sections of, and Exhibits to, this Agreement; and (f) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contractual rights.

1.3 Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time.

1.4 Time

All time references herein will, unless otherwise specified, be references to local time in Toronto, Ontario, Canada. Time is of the essence of this Agreement.

1.5 Borrowers Jointly and Severally Liable

Each Person that becomes a Borrower is jointly and severally liable for all Obligations, including the obligation to pay all amounts owing hereunder to the Lender on the dates such amounts are due and on the Maturity Date. Each Borrower agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory repayment, by acceleration or otherwise), the Borrowers will, jointly and severally, promptly pay the same without any demand or notice whatsoever and each Borrower jointly and severally irrevocably and unconditionally accepts joint and several liability with respect to the payment and performance of all Obligations of each other Borrower, it being the intention of the parties hereto that all Obligations be joint and several obligations of each Borrower without preference or distinction among them. Each Borrower agrees that delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for purposes of binding them and their assets on a joint and several basis for the Obligations hereunder. Each Borrower agrees that it will not seek payment, directly or indirectly, from any other Borrower through a claim of indemnity, contribution, subrogation or otherwise until all Obligations have been repaid in full and the Credit Facility has terminated.

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1.6 Borrowers Bound by Delivered Certificates and Notices

Each Borrower hereby authorizes each other Borrower to deliver or submit to the Lender on behalf of such Borrower (and all other Borrowers) any Borrowing Request, notice or certificate required or permitted to be delivered or submitted by it or on its behalf hereunder and agrees that it will be bound by, and shall be responsible for any information set forth in any such Borrowing Request, notice or certificate to the same extent as if such Borrowing Request, notice or certificate had been executed by a Responsible Officer of such Borrower and delivered or submitted by such Borrower.

1.7 Currency Equivalents

For purposes of determining (a) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the Available Amount, (b) the unutilized amount of the Credit Facility, and (c) the outstanding principal amount of any Borrowing, the outstanding principal amount of any Loan that is denominated in Canadian Dollars shall be deemed to be the Dollar Equivalent of such amount determined as of the applicable determination date.

1.8 Amount of Credit

Any reference herein to the amount of credit outstanding means, at any particular time:

(a) in the case of a Canadian Prime Rate Loan or CDOR Loan, the Dollar Equivalent of the principal amount thereof; and

(b) in the case of a LIBOR Loan or U.S. Base Rate Loan, the principal amount of such Loan.

1.9 Divisions

For all purposes of this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Securities at such time.

1.10 Schedules

The following are the Schedules and Exhibits annexed hereto, incorporated by reference and deemed to be a part hereof:

Exhibits:	A	-	Borrowing Request
	B	-	Form of Deposit Record
	C	-	Form of Confirmation of Subordination

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ARTICLE 2

THE CREDIT FACILITY

2.1 Establishment of Credit Facility

2.1.1 Subject to the terms and conditions set forth herein, the Lender hereby establishes in favour of the Borrowers a Credit Facility in the amount of $1,750,000,000 (the “Available Amount”) and commits to make Loans to the Borrowers from time to time during the period commencing on the Effective Date and ending on the Maturity Date, the aggregate outstanding principal amount of all such Loans not exceeding at any time the Available Amount. Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and re-borrow Loans.

2.1.2 Advances under the Credit Facility are to be used by the Borrowers for their general corporate purposes, including as contemplated by Section 9.6, provided that in no event will the Credit Facility be used to finance a Hostile Acquisition without the consent of the Lender.

2.2 Loans and Borrowings

Each Borrowing under the Credit Facility will be comprised of U.S. Base Rate Loans or LIBOR Loans in Dollars or Canadian Prime Rate Loans or CDOR Loans in Canadian Dollars, as any Borrower may request in accordance herewith.

2.3 Requests for Borrowings

2.3.1 To request a Borrowing under the Credit Facility, any Borrower shall notify the Lender of such request by written Borrowing Request substantially in the form of Exhibit A not later than 11:00 a.m., Toronto time, four (4) Business Days before the date of the proposed Borrowing or such shorter period as the Lender may agree to. Each Borrowing Request shall be irrevocable. The Lender is entitled to rely upon and act upon any Borrowing Request given or purportedly given by any Borrower, and each Borrower hereby waives the right to dispute the authenticity and validity of any such transaction once the Lender has advanced funds, based on such Borrowing Request. Each Borrowing Request shall specify the following information:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a U.S. Base Rate Borrowing, a LIBOR Borrowing, a Canadian Prime Borrowing or a CDOR Borrowing;

(d) in the case of a CDOR Borrowing or LIBOR Borrowing, the initial Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

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(e) the location and number of the Borrower’s account to which funds are to be disbursed.

2.3.2 Each CDOR Borrowing and LIBOR Borrowing under the Credit Facility initially shall have the Interest Period specified in the applicable Borrowing Request. Thereafter, a Borrower may elect to convert any Borrowing to any different Type or to continue such Borrowing and, in the case of a CDOR Borrowing or LIBOR Borrowing, may elect the Interest Periods therefor. The Borrowers may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3.2, a Borrower shall notify the Lender of such election by delivering a Borrowing Request required under Section 2.3.1 as if the Borrower were requesting a Borrowing to be made on the effective date of such election. Each such Borrowing Request shall be irrevocable. In addition to the information specified in Section 2.3.1, each Borrowing Request shall specify the Borrowing to which such request applies and, if different options are elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. If no election is made pursuant to this Section 2.3.2 at the end of an Interest Period applicable to any CDOR Loan or LIBOR Loan, the applicable Borrower shall be deemed to have elected an Interest Period of one month for such CDOR Loan or LIBOR Loan for the immediately following Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrowers, then so long as an Event of Default is continuing (a) no outstanding Borrowing may be converted to or continued as a CDOR Borrowing or LIBOR Borrowing and (b) unless repaid, each CDOR Borrowing and LIBOR Borrowing shall be converted to a Canadian Prime Borrowing or U.S. Base Rate Borrowing, respectively, at the end of the then-current Interest Period applicable thereto.

2.3.3 If at any time the Lender determines that LIBOR or CDOR is no longer determinable or the supervisor for the administrator of LIBOR or CDOR or a Governmental Authority having jurisdiction over banks or other financial institutions has made a public statement identifying a specific date after which LIBOR or CDOR shall no longer be used for determining interests rates for loans, then the Lender shall give written notice of such determination to the Borrowers and the Lender and the Borrowers shall endeavour to establish an alternate rate of interest to LIBOR or CDOR (as applicable) that gives due consideration to the then prevailing market convention for determining a replacement standard and shall enter into an amendment to this Agreement to reflect such agreed upon alternate rate of interest.

2.3.4 Each CDOR Borrowing and LIBOR Borrowing will be subject to Sections 2.10 and 2.11.

2.4 Interest

2.4.1 The Loans under the Credit Facility comprising each U.S. Base Rate Borrowing and Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the U.S. Base Rate and Canadian Prime Rate, respectively, plus the Applicable Margin from time to time in effect. It is understood and agreed that if at any time after the date hereof the Lender’s cost of borrowing is increased, the Lender will be entitled, after consultation with the Borrowers, to increase the Applicable Margin that is applicable to all or any Types of Loans or Borrowings to reflect the Lender’s increased cost of making such Loans or Borrowings available to the Borrowers.

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2.4.2 The Loans under the Credit Facility comprising each CDOR Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 365 or 366 days, as the case may be) at CDOR for the Interest Period in effect for such CDOR Loans plus the Applicable Margin from time to time in effect.

2.4.3 The Loans under the Credit Facility comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at LIBOR for the Interest Period in effect for such LIBOR Loans plus the Applicable Margin from time to time in effect.

2.4.4 The applicable U.S. Base Rate, Canadian Prime Rate, LIBOR and CDOR Rate shall be determined by the Lender, and such determination shall, absent manifest error, constitute prima facie evidence thereof.

2.4.5 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and upon termination of the Credit Facility, and in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment together with all applicable breakage costs.

2.4.6 All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.4.7 For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.4.8 If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by the Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

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(a) first, by reducing the amount or rate of interest required to be paid to the Lender under this Section 2.4; and

(b) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

2.4.9 Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Loans will bear interest to the extent permitted by Applicable Law, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate otherwise applicable to such Loans. All other amounts owing under this Agreement will bear interest at an interest rate equal to the one month LIBOR rate plus 4.0% per annum.

2.5 Evidence of Debt

2.5.1 The Lender shall maintain accounts in which it shall record (a) the amount of each Loan made hereunder and the relevant Interest Periods applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder, and (c) the amount of any sum received by the Lender hereunder.

2.5.2 The entries made in the accounts maintained pursuant to Section 2.5.1 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and all other amounts payable in connection therewith, including interest and fees, in accordance with the terms of this Agreement.

2.6 Termination and Reduction by Lender of Credit Commitment

2.6.1 The Lender may at any time after the fifth anniversary of the Effective Date, upon giving the Borrowers 90 days’ prior written notice, terminate its commitment with respect to the Credit Facility and the Borrowers must repay all amounts outstanding under the Credit Facility (including all interest and fees payable hereunder) on the termination date that is so elected by the Lender.

2.6.2 Upon the occurrence of a Change in Control, the Lender shall have the right to terminate its commitment with respect to the Credit Facility upon giving the Borrowers 90 days’ prior written notice. If the Lender so terminates the Credit Facility, the Borrowers must repay all amounts outstanding under the Credit Facility (including all interest and fees payable hereunder) on the termination date that is so elected by the Lender.

2.6.3 Unless previously terminated, the commitment of the Lender with respect to the Credit Facility will terminate on the Maturity Date and each Borrower hereby unconditionally jointly and severally promises to pay to the Lender the then unpaid principal amount of each Loan on the Maturity Date (or such earlier date that the Loans have been accelerated pursuant to the last paragraph of Section 7.1) together with all interest accrued thereon and other amounts outstanding under this Agreement.

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2.7 Mandatory Repayments of Excess Drawn Amounts

If at any time the Lender determines that the Dollar Amount outstanding under the Credit Facility exceeds the Available Amount, then upon written notice from the Lender to such effect, the Borrowers will, within 24 hours, make a prepayment of the Credit Facility in an amount equal to such excess.

2.8 Voluntary Prepayments and Cancellation

The Borrowers may, from time to time at their option, prepay any Loan without premium or penalty or permanently reduce the Available Credit of the Credit Facility, provided that:

(a) any prepayment or reduction is in a minimum amount of $100,000;

(b) the Borrowers pay concurrently with any such prepayment all interest accrued on the amount prepaid together with breakage costs, if any, incurred by the Lender as a result of any such prepayment and that are payable pursuant to Section 2.9;

(c) the Lender receives written notice of such prepayment, at least three Business Days prior to the date of such prepayment and specifying the amount and date of such prepayment. Any such notice shall be irrevocable and the Borrowers shall be bound to prepay in accordance with such notice; and

(d) in the event that the notice provided to the Lender in accordance with (c) above, indicates that the prepaid amount is to permanently prepay the Credit Facility pursuant to this Section 2.8, then the amount prepaid may not be re-borrowed thereunder (otherwise, the Borrowers will retain the right to re-borrow amounts prepaid in accordance with the terms and conditions of this Agreement).

2.9 Breakage Costs

If (a) any Borrower fails to borrow or continue any CDOR Loan or LIBOR Loan on the date specified in any Borrowing Request delivered pursuant hereto, or (b) any CDOR Loan or LIBOR Loan is paid for any reason on any day other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or voluntary or mandatory prepayment), then the Borrowers will compensate the Lender for all loss, costs and expenses that the Lender incurs in connection with such event (including all loss, costs and expenses that the Lender incurs under its own credit facilities), as determined by the Lender. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section 2.9 will be delivered to the Borrowers and will, absent manifest error, constitute prima facie evidence thereof. The Borrowers will pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.10 Alternate Rate of Interest

If prior to the commencement of any Interest Period for a CDOR Borrowing or LIBOR Borrowing:

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(a) the Lender determines that adequate and reasonable means do not exist for ascertaining CDOR or LIBOR for such Interest Period; or

(b) the Lender determines that CDOR or LIBOR for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining CDOR Loans or LIBOR Loans included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrowers as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the continuation of any Borrowing as an affected CDOR Borrowing or a LIBOR Borrowing (as applicable) shall be deemed to request conversion to a Canadian Prime Borrowing or U.S. Base Rate Borrowing (as applicable), and (ii) any Borrowing Request that requests an affected CDOR Borrowing or LIBOR Borrowing (as applicable) shall be made as a Canadian Prime Borrowing or U.S. Base Rate Borrowing (as applicable).

2.11 Increased Costs; Illegality

2.11.1 If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, additional capital, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any of its lenders; or

(b) impose on the Lender or any of its lenders or the London interbank market any other condition affecting any cost or charge directly or indirectly incurred by the Lender in connection with a Loan hereunder (including the imposition on the Lender or any of its lenders of, or any change to, any Tax or other charge with respect to its or their CDOR Loans or LIBOR Loans or participation therein, or its obligation to make CDOR Loans or LIBOR Loans);

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

2.11.2 If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the Lender’s rate of return with respect to the Loans made by the Lender to a level below that which the Lender would have achieved but for such Change in Law prior to the occurrence of such Change in Law, then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered.

2.11.3 A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in Sections 2.11.1 or 2.11.2 shall be delivered to the Borrowers, and any such certificate shall include a brief description of the Change in Law and a calculation of the amount or amounts necessary to compensate the Lender and shall, absent manifest error, be prima facie evidence of the amount of such compensation. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

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2.11.4 Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of the Lender’s right to demand such compensation.

2.11.5 In the event that the Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, constitute prima facie evidence thereof) at any time that the making or continuance of any Type of Loan has become unlawful or materially restricted as a result of compliance by the Lender in good faith with any Applicable Law, then, in any such event, the Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrowers of such determination. Upon the giving of the notice to the Borrowers referred to in this Section 2.11.5, the Borrowers’ right to request (by continuation or otherwise), and the Lender’s obligation to make, Loans of that Type shall be immediately suspended and if the affected Type of Loans are then outstanding, the Borrowers shall immediately, or if permitted by Applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Lender, convert each such affected Type of Loan into a Type of Loan that is not so affected.

2.12 Payments Generally

The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, amounts payable under any of Sections 2.9 or 2.11 or otherwise) prior to 12:00 p.m., Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim except for any deductions or withholdings for any present or future Taxes or similar charges that the Borrower is required to make pursuant to Applicable Law. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Borrowers shall make payments to the Lender in accordance with instructions provided by the Lender to the Borrowers.

2.13 Addition of Borrowers

Any Borrower may elect from time to time to designate another Subsidiary or subsidiary of Brookfield Renewable Partners L.P. as a Borrower hereunder subject to delivering to the Lender a signed accession agreement in the form required by the Lender and from and after the date of such designation, such Person shall for all purposes be a “Borrower” hereunder.

2.14 Withholding Tax.

2.14.1 Any and all payments required to be made by or on behalf of the Borrowers under this Agreement will be made free and clear of, and without deduction or withholding for, or on account of, any present or future Taxes or similar charges (collectively, the “Withholdings”) unless such Withholdings are required to be made under Applicable Law. If a Borrower is so required to deduct or withhold any Withholdings from any amount payable to the Lender:

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(a) The applicable Borrower will remit the Withholdings to the appropriate taxation authority following its deduction or withholding prior to the date on which penalties attach thereto.

(b) Within 30 days after such Withholdings have been remitted, the applicable Borrower will deliver to the Lender evidence satisfactory to the Lender, acting reasonably, that the taxes or charges in respect of which such deduction or withholding was made have been remitted to the appropriate taxation authority.

2.14.2 If a payment made to the Lender under this Agreement by any Borrower would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), the Lender shall deliver to such Borrower at the time or times prescribed by law and at such time or times reasonably requested by such Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by such Borrower as may be necessary for it to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this 2.14.2, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.14.3 The Borrowers will pay any and all present or future stamp or documentary taxes or any other taxes or arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with Applicable Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lender that:

3.1 Organization; Powers

It is organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority and holds all requisite licences, permits, approvals and qualifications necessary to carry on its business as presently conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except to the extent that the failure to be so qualified would not have a Material Adverse Effect.

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3.2 Authorization; Enforceability

This Agreement is within its corporate or partnership power and has been authorized by all necessary corporate and other action. This Agreement has been executed and delivered by it and constitute legal, valid and binding obligations of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts

This Agreement, except for matters that, individually or in the aggregate would not result in a Material Adverse Effect, (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) does not violate any Applicable Law or its constating or organizational documents or any order of any Governmental Authority, (c) does not violate in any material way or result in a default under any indenture, agreement or other instrument binding upon it or any of its assets, or give rise to a right thereunder to require any payment to be made by it, and (d) does not result in the creation or imposition of any lien on any of its assets.

3.4 Financial Information

3.4.1 All financial statements delivered to the Lender pursuant to this Agreement in respect of a Borrower present fairly, in all material respects, the financial position and results of operations and cash flows of such Borrower as of such dates and for such periods of such financial statements, in accordance with GAAP.

3.4.2 All written information (including that disclosed in all financial statements) pertaining to the Borrowers that has been made available to the Lender by any Borrower or any authorized representative of any Borrower, taken as a whole, was, when furnished, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

3.5 Litigation

There are no actions, suits or proceedings pending or, to any Borrower’s actual knowledge, threatened against or affecting any Borrower, any of the Subsidiaries or any of their assets that would, if determined adversely, affect the legality or enforceability of this Agreement or have a Material Adverse Effect.

3.6 Compliance with Laws and Agreements

Except for any matters that, individually or in the aggregate, would not result in a Material Adverse Effect, the Borrowers and the Subsidiaries are in compliance with all Laws applicable to them or their property (including all labour laws) and all indentures, agreements and other instruments binding upon them or their property (including all labour contracts). Except for any matters that, individually or in the aggregate, would not result in a Material Adverse Effect, the Borrowers and the Subsidiaries have not violated or failed to obtain any Authorization necessary to the ownership of their property or assets or the conduct of their businesses.

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3.7 Taxes

The Borrowers and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid (including all instalments with respect to the current period) and have made adequate provision for Taxes for the current period, except Taxes which individually or in the aggregate would not have a Material Adverse Effect.

3.8 Pension Plans

All material obligations of the Borrowers and the Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with their pension and benefit plans and the funding agreements therefor have been performed on a timely basis and there are no unfunded or undisclosed liabilities thereunder, except to the extent that the same individually or in aggregate would not result in a Material Adverse Effect.

3.9 No Order or Judgments

There are no orders, judgments, award or decrees outstanding against any Borrower or any Subsidiary, or affecting their assets, that would have a Material Adverse Effect.

3.10 Insurance

Except for any matters which would individually or in aggregate not have a Material Adverse Effect, all policies of fire, liability, workers’ compensation, casualty, flood, business interruption, third party liability, and other forms of insurance owned or held by the Borrowers and the Subsidiaries provide insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) in each case as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrowers and the Subsidiaries (as applicable).

3.11 Solvency

No Borrower is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) or the United States Bankruptcy Code.

3.12 Environmental Matters

Neither the property of the Borrowers and the Subsidiaries, nor the operations conducted thereon violate any applicable order of any Governmental Authority made pursuant to Environmental Laws, where such violation would result in remedial obligations having a Material Adverse Effect.

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3.13 Money Laundering Laws

The operations of the Borrowers are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the other applicable money laundering Laws to which they are subject, including the rules and regulations thereunder (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body involving any of them with respect to the Money Laundering Laws is pending, except as disclosed in writing to the Lender or as would not have a Material Adverse Effect.

3.14 Office of Foreign Assets Control

None of the Borrowers and none of their respective directors, officers, Subsidiaries, or, to their knowledge, employees is (a) a person included in the Specially Designated Nationals and Blocked Persons Lists (the “OFAC Lists”), as published from time to time by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or (b) currently subject to any U.S. economic sanctions administered by OFAC.

3.15 Survival of Representations and Warranties

The representations and warranties set out in this Article 3 and in any certificate, notice, delivered pursuant to this Agreement will survive the execution and delivery of this Agreement notwithstanding any investigation or examination that may be made by the Lender.

3.16 Deemed Repetition

The representations and warranties of the Borrowers contained in this Article 3 will be deemed to be repeated on the date of the delivery of each Borrowing Request and each rollover of a Borrowing as if made on each such date, unless such representations and warranties expressly refer to a different date.

ARTICLE 4
CONDITIONS PRECEDENT TO LOANS

4.1 Effective Date

The obligations of the Lender to make Loans hereunder shall not become effective until the date on which the Lender confirms to each Borrower that is a party to this agreement on the date hereof that each of the following conditions is satisfied (or waived by the Lender in accordance with Section 9.2):

4.1.1 Credit Agreement. The Lender shall have received from such Borrower a counterpart of this Agreement signed on behalf of such Borrower.

4.1.2 Other Documentation. The Lender shall have received such other documents and instruments as are both customary for transactions of this type and as it may reasonably request.

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4.2 Each Borrowing

The obligation of the Lender to make a Loan on the occasion of any Borrowing (including on the occasion of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions: it being understood that the conditions are included for the exclusive benefit of the Lender and may be waived in writing in whole or in part by the Lender at any time:

(a) the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of each such Borrowing, as if made on such date unless such representations and warranties expressly refer to a different date;

(b) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(c) the Lender shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.

ARTICLE 5
AFFIRMATIVE COVENANTS

From (and including) the Effective Date until the expiry or termination of the Credit Facility and the payment in full of all Obligations owing hereunder, the Borrowers covenant and agree with the Lender that:

5.1 Financial Statements and Other Information

The Borrowers will furnish or cause to be furnished to the Lender:

5.1.1 at the request of the Lender, the most recently prepared unaudited financial statements of any Borrower;

5.1.2 forthwith after a Responsible Officer of a Borrower learns of the existence of a Default or Event of Default, the certificate of such Borrower, signed by a Responsible Officer, specifying the event which constitutes a Default or Event of Default and the steps being taken to cure such Default or Event of Default;

5.1.3 forthwith after a Responsible Officer of a Borrower learns that any representation or warranty is inaccurate in any material respect when made or deemed to have been made, notice thereof;

5.1.4 forthwith upon receipt thereof, notice to the Lender of any action, suit or proceeding affecting any Borrower or any Subsidiary that would, if determined adversely, have a Material Adverse Effect and will, from time to time, furnish the Lender with such information reasonably required by the Lender with respect to the status of any such action, suit or proceeding; and

5.1.5 such other information as the Lender may from time to time reasonably request.

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5.2 Existence; Conduct of Business

Each Borrower will maintain its existence in good standing and conduct its businesses in a prudent manner.

5.3 Timely Payment

The Borrowers will make due and timely payment, as provided for herein, of the principal of all Loans, all interest thereon and all fees and other amounts required to be paid hereunder.

5.4 Books and Records

The Borrowers will at all times keep true and complete financial books and records and accounts in accordance with, to the extent applicable, GAAP.

5.5 Compliance with Laws

The Borrowers will, and will cause the Subsidiaries to, comply with all Laws applicable to them or their property, except where the occurrence of such non-compliance, individually or in the aggregate, would not result in a Material Adverse Effect. The Borrowers will not directly or indirectly (a) lend or contribute by way of equity the proceeds of the Loans to any Person on the OFAC Lists at the time of such loan or contribution or any Person that is known to the Borrowers as being owned or controlled by a Person on the OFAC Lists at such time, or (b) knowingly use or otherwise knowingly make available the proceeds of the Loans to any subsidiary, joint venture partner or other Person in violation of any of the U.S. economic sanctions administered by OFAC.

5.6 Insurance

The Borrowers will, and will cause the Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance and, to the extent available at commercially reasonable rates, flood insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses, except where the occurrence of such non-compliance, individually or in the aggregate, would not result in a Material Adverse Effect.

5.7 Operation of Business

The Borrowers will, and will cause the Subsidiaries to, maintain all necessary licences, approvals and permits and manage and operate their businesses in compliance in all material respects with all Applicable Laws, except where a failure to so maintain, manage and operate would not result in a Material Adverse Effect.

5.8 Maintenance of Assets

The Borrowers will cause their properties and the properties of the Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in their judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent or restrict the sale, abandonment or other disposition of any of such properties or any failure to take any of the foregoing actions where such action or failure would not result in a Material Adverse Effect.

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5.9 Payment of Taxes

The Borrowers will, and will cause the Subsidiaries to, on or before the date for payment thereof, pay all Taxes imposed upon them or upon their assets, the non-payment of which would result in a Material Adverse Effect, except any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are maintained in accordance with generally accepted accounting principles.

5.10 Use of Proceeds

The Borrowers will use the proceeds of all Borrowings obtained under the Credit Facility only for the purposes set out in Section 2.1.2 of this Agreement.

ARTICLE 6
NEGATIVE COVENANTS

From (and including) the Effective Date until the termination or expiry of the Credit Facility and the payment in full of all Obligations owing hereunder, the Borrowers covenant and agree with the Lender that:

6.1 Fundamental Changes

None of the Borrowers (in each case, a “Predecessor”) will enter into any transaction whereby all or substantially all of its assets would become the property of any other Person (a “Successor”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

(a) no Default or Event of Default will have occurred and remain outstanding and such transaction will not result in the occurrence of any Default or Event of Default; and

(b) prior to or contemporaneously with the consummation of such transaction the Predecessor and/or the Successor have executed such instruments and delivered such legal opinions as the Lender reasonably requests in forms acceptable to the Lender acting reasonably, and done such things as are necessary or advisable to establish that upon the consummation of such transaction;

(i) the Successor will have assumed all the covenants and obligations of the Predecessor under this Agreement; and

(ii) this Agreement will be a valid and binding obligation of the Successor entitling the Lender, as against the Successor, to exercise all its rights under its Agreement;

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(whereupon such Successor will become a Borrower hereunder, entitled to exercise every right and power of the Predecessor hereunder with the same effect as if such Successor had been named as a Borrower hereunder, whereupon the Predecessor will be released from all of its covenants and the Obligations).

The foregoing will not apply to any transfer of any assets by any Borrower to any other Borrower or any Subsidiary.

ARTICLE 7
EVENTS OF DEFAULT

7.1 Events of Default

If any of the following events (“Events of Default”) occurs:

(a) the Borrowers fail to pay the Obligations (or any part thereof) on the Maturity Date;

(b) the Borrowers fail to pay other amount owing hereunder when due and such failure continues unremedied for a period of five Business Days after written notice thereof from the Lender;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower hereunder will prove to have been incorrect in any material respect when made or deemed to be made and if such incorrect representation or warranty is not remedied within 15 Business Days after notice thereof from the Lender to the Borrowers;

(d) any Borrower fails to observe or perform any other covenant, condition or agreement contained in this Agreement and such failure continues unremedied for a period of 20 Business Days after written notice thereof from the Lender;

(e) any Borrower:

(i) becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii) commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or under analogous foreign law, or makes an assignment of its property for the general benefit of its creditors under such Act or under analogous foreign law, or makes a proposal (or files a notice of its intention to do so) under such Act or under analogous foreign law;

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(iii) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law in effect on the Effective Date or thereafter arising relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v) threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(e) or in Section 7.1(f), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defence thereof;

(f) any petition, proposal or notice of intention to file a proposal is filed, application made or other proceeding instituted against or in respect of any Borrower:

(i) seeking to adjudicate it an insolvent;

(ii) seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or under analogous foreign law;

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law in effect on the Effective Date or thereafter arising relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity; or

(iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

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and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the applicable Borrower thereunder in the interim, such grace period will cease to apply, and provided further that if such Borrower files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(g) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(e) or (f) and, if the event is equivalent to the event referred to in (f) (subject to the same provisos), the 60 day grace period will apply as set out in (f);

(h) any one or more judgments for the payment of borrowed money in an aggregate amount in excess of the Specified Threshold Amount is rendered against any Borrower and such Borrower has not (i) provided for the discharge of such judgment in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment continues to be stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; provided that if enforcement and/or realization proceedings or similar process are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(i) any property of any Borrower having a fair market value in excess of the Specified Threshold Amount is seized (including by way of execution, attachment, garnishment, levy or distraint) or any lien thereon securing indebtedness is enforced against such property, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of such property, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property, and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution or other seizure or right, continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with the affected Borrower and the affected Borrower is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed form the use of the affected Borrower or is sold in the interim, such grace period shall cease to apply;

(j) any Borrower shall fail to pay any principal or premium or interest in respect of any indebtedness for borrowed money in an aggregate amount exceeding the Specified Threshold Amount when the same becomes due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness for borrowed money; or

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(k) this Agreement, at any time for any reason, terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of the Borrowers is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Borrower, or any Borrower denies that it has any or any further liability or obligation hereunder or thereunder, or any action or proceeding is commenced to enjoin or restrain the performance or observance by the Borrowers of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, then, and in every such event (other than an event with respect to a Borrower described in clause (e), (f) or (g) above), and at any time thereafter during the continuance of such event or any other such event, the Lender may, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the availability of the Credit Facility, and thereupon the Credit Facility will terminate immediately, and (ii) declare all Loans and Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of all Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, will become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrowers.

7.2 Legal Proceedings

If any Event of Default occurs, the Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrowers authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrowers to the Lender and proceed to exercise any and all rights and remedies hereunder, and no such remedy for the enforcement of the rights of the Lender will be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

7.3 Non-Merger

The taking of a judgment or judgments or any other action or dealing whatsoever by the Lender in respect of this Agreement will not operate as a merger of any indebtedness of any Borrower to the Lender or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Lender may have in connection with such liabilities and the surrender, cancellation or any other dealings with any security for such liabilities will not release or affect the liability of any Borrower hereunder.

ARTICLE 8
SUBORDINATION AND DEPOSITS

8.1 Subordination

The Lender hereby agrees as follows:

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(a) the payment of the Obligations is subordinated and, subject to the right of payment to the extent and in the manner set forth in paragraph (b) below, postponed to the repayment in full of all other indebtedness of the Borrowers (or any of them) and all liabilities and obligations of the Borrowers (or any of them) to any holder of such indebtedness of any kind, now or hereafter existing, direct or indirect, absolute or contingent, joint or several, whether as principal or surety and whether under a credit agreement, promissory note, guarantee or otherwise (collectively, the “Senior Debt”), as such Senior Debt may be modified renewed, extended, increased or modified in any way from time to time and including all principal, interest, fees, expenses and other amounts owing from time to time in respect of such Senior Debt;

(b) the Lender may not receive any payment in respect of any Obligations unless, at the time of such payment, all amounts then due and owing under or in respect of the Senior Debt have been paid in full and no default exists in respect of the Senior Debt or any document evidencing, securing or relating to the Senior Debt;

(c) the Lender shall not accept any mortgage, pledge, hypothec or other charge, lien or encumbrance on any property, asset or undertaking of any Borrower in respect of the Obligations;

(d) the Lender shall not initiate or prosecute any claim, action or other proceeding challenging the enforceability of any Senior Debt or object to any borrowing under any Senior Debt;

(e) the Lender agrees, at the request of any holder of Senior Debt, to execute and deliver to such holder a confirmation of the subordination provided for herein in the form attached as Exhibit C, but without prejudice to the rights of any holder of Senior Debt that does not request or receive such a confirmation; and

(f) the Borrowers are not restricted from incurring indebtedness or charging their property and undertaking to secure any indebtedness or other obligations.

8.2 Deposits

Until the Maturity Date, the Lender or its nominee may from time to time request to place amounts on deposit with a Borrower or its nominee. If a Borrower or its nominee agrees to accept such a deposit, then the parties agree that the terms set out in Exhibit B will govern such deposit and the parties to such arrangement will execute a form of Deposit Record substantially in the form of Exhibit B.

ARTICLE 9
MISCELLANEOUS

9.1 Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

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9.1.1	if to the Borrower: BEP Subco Inc. 181 Bay Street, Suite 300 Toronto, Ontario, M5J 2T3 Attention: ■ Facsimile: ■ E-mail: ■ and ■ Attention: ■ E-mail: ■

9.1.2	if to the Lender: Brookfield BRP Holdings (Canada) Inc. 73 Front Street, 5th Floor Hamilton, Bermuda HM12 Attention: ■ E-mail: ■ and ■ Attention: ■ E-mail: ■

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

9.2 Waivers

No failure or delay by the Lender in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. Any waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom will be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan will not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

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9.3 Expenses; Indemnity

9.3.1 The Borrowers will pay all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of external counsel for the Lender in connection with the negotiation and preparation of this Agreement (whether or not the transactions contemplated hereby or thereby will be consummated), the management and administration of Loans and this Agreement (whether or not any Borrowings are made hereunder), any amendments, modifications or waivers of the provisions of this Agreement, and the collection, enforcement or protection of the Lender’s rights in connection with this Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Credit Facility and the Loans.

9.3.2 Each Borrower will indemnify the Lender, its directors, officers and employees (each such Person including the directors, officers and employees herein referred to as an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind asserted by third parties, and all reasonable out-of-pocket expenses to which any Indemnitee may become subject arising out of or in connection with (a) the execution or delivery by the Lender of this Agreement or any agreement or instrument contemplated hereby, the performance by the Lender of its obligations hereunder and the consummation of the transactions contemplated hereunder, (b) any Loan or any actual or proposed use of the proceeds therefrom, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (d) any other aspect of this Agreement, and (e) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, wilful misconduct or wilful material breach of this Agreement by such Indemnitee.

9.4 Currency Indemnity

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Financing Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Financing Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, the Borrowers will, on the date of receipt by the Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lender is the amount then due under this Agreement or such other Financing Document in the Currency Due. If the amount of the Currency Due which the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrowers shall indemnify and save the Lender harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Financing Document or under any judgment or order.

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9.5 Successors and Assigns and Additions of Lenders

9.5.1 The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may, without the prior written consent of the Lender, assign or otherwise transfer any of its rights or obligations hereunder to any Person other than a Successor pursuant to a transaction that is completed in compliance with Section 6.1.

9.5.2 The Lender may assign to one or more assignees all or any portion of its rights and obligations under this Agreement at any time upon giving the Borrowers written notice thereof.

9.5.3 Any Lender may at any time and from time to time add any Person as a Lender hereunder by delivering written notice of such designation to the Borrowers. From and after the delivery of any such written notice by any Lender, each Person that is so designated as a Lender hereunder will be entitled to all rights and benefits of this Agreement and be jointly and severally liable with each other Lender hereunder for the obligations of the Lenders hereunder. The Lenders may designate and appoint one or more of the Lenders or any other Person as their agents under this Agreement for the purposes of receiving all notices and requests to be issued, giving all consents and approvals and receiving all payments to be made to the Lenders hereunder and the Borrowers will be entitled to rely on any such designation and appointment and will be deemed to have discharged their obligations hereunder if such notices and requests are delivered, consents and approvals are obtained and payments are made in accordance with such designations and appointments.

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9.6 Amendments

The Lender acknowledges that the Borrower will be entitled to borrow money under the Credit Facility for the purposes of making distributions to its parent company, Brookfield Renewable Corporation (“BEPC”). Any amendment, modification or waiver to this Agreement that would reasonably be expected to adversely impact the Borrower’s ability to so use the Credit Facility and as a result, the economic equivalence of a class A exchangeable voting share (“Class A Share”) of BEPC with a limited partnership unit of Brookfield Renewable Partners L.P., shall only be consented to by the Borrower if such amendment, modification or waiver has been approved (i) by the affirmative consent or vote, as applicable, of holders of a majority of the outstanding Class A Shares not held by Brookfield Asset Management Inc., Brookfield Renewable Partners L.P. or their controlled affiliates, voting as a class, at a duly called annual or special meeting of BEPC, or (ii) in the event that there is more than one independent director of BEPC (within the meaning of sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time and, if applicable, the listing standards of the securities exchange(s) on which the Class A Shares may then be listed) who does not also serve on the board of the general partner of Brookfield Renewable Partners L.P. (each a “non-overlapping director”), the approval of a majority of such non-overlapping directors.

9.7 Survival

All covenants, agreements, representations and warranties made by the Borrowers herein will be considered to have been relied upon by the Lender and will survive the execution and delivery of this Agreement and the making of any Loans, and all such covenants and agreements will continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Credit Facility has not expired or been terminated other than these amounts claimed or capable of being claimed under sections of this Agreement which by the terms of this Agreement, survive termination of this Agreement. Sections 2.9, 9.3 and 9.6 will survive and remain in full force and effect, regardless of the repayment of the Obligations or the expiration or termination of the Credit Facility or this Agreement or any provision hereof.

9.8 Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement will become effective when it will have been executed by the Lender and when the Lender will have received the counterpart hereof which, when taken together, bears the Borrowers’ signatures, and thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile will be as effective as delivery of a manually executed original counterpart of this Agreement.

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9.9 Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction will not invalidate such provision in any other jurisdiction.

9.10 Right of Set Off

If an Event of Default will have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender to or for the credit or the account of any Borrower against any of and all of the obligations of the Borrowers under this Agreement held by the Lender, irrespective of whether or not the Lender will have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this section are in addition to other rights and remedies (including other rights of set off) which the Lender may have.

9.11 Governing Law; Jurisdiction

This Agreement will be construed in accordance with and governed by the Laws of the Province of Ontario. Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

9.12 Waiver of Jury Trial

Each party hereto waives, to the fullest extent permitted by Applicable Law, any right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement.

9.13 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and will not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.14 Limited Recourse

Recourse under this Agreement against each Borrower will be limited to the property and assets of such Borrower, and this Agreement will not be personally binding upon, and resort will not be had to, nor will recourse or satisfaction be sought from the private property of, any of the limited partners, unitholders or securityholders of such Borrower (unless such Person is also a Borrower hereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

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BEP SUBCO INC.

Per:
Name:
Title:

BROOKFIELD BRP HOLDINGS (CANADA) INC.

Per:
Name:
Title:

EXHIBIT A
FORM OF BORROWING REQUEST

Date:      ■

The undersigned, ● (a “Borrower”), refers to the Credit Agreement dated as of ■, 2020, between BEP Subco Inc., as Borrower, and Brookfield BRP Holdings (Canada) Inc., as Lender (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby gives you notice pursuant to Sections 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement as follows:

(A) Amount and Interest Period: a ■ Loan in the amount of $■ and with an Interest Period of ■ months.

(B) Date of Borrowing: ■

(C) Account of the Borrower to which the funds are to be disbursed: ■

(D) The undersigned confirms having read the provisions of the Credit Agreement which are relevant to the furnishing of this Borrowing Request. The undersigned confirms that the Borrowers have complied with all conditions precedent for the requested Borrowing.

The Borrower hereby certifies that the representations and warranties of the Borrowers set forth in the Credit Agreement are true and correct on and as of the date hereof as if made as of the date hereof, and that no Default or Event of Default exists.

Per:
Name:
Title:

EXHIBIT B
FORM OF DEPOSIT RECORD

■, 201■	Toronto

FOR VALUE RECEIVED, ■ (“Depositee”), having its principal office at ■, promises to pay on demand to the order of ■ (“Depositor”), having its principal office at ■, the Principal Amounts (as defined below) as the Depositor may from time to time advance to the Depositee, together with interest from the date hereof at the Applicable Interest Rate (as defined below), calculated and compounded monthly, both before and after maturity, default and judgment and until actual payment, with interest on overdue interest at the same rate.

WHEREAS, the Depositor may make deposits with the Depositee from time to time (each a “Deposit”);

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

WHEN USED HEREIN, the following capitalized terms will have the following meanings:

“Applicable Interest Rate” will mean a rate of [one month LIBOR [+ ■%] per annum/■% per annum], noting that such rate may be revised so as to reflect market terms prior to any deposit being made, based on the deposit rates of at least two commercial banks.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Canada are authorized or required by law to close.

“Deposit Date” will be the date of each advance under this Note.

“Default Rate” will be the Applicable Interest Rate plus five percent (5%) per annum.

“Deposits” mean, collectively, all Deposits advanced by the Depositor to the Depositee from time to time.

“Events of Default” means the occurrence of any of the following, each of which will constitute an Event of Default under this Note:

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i. Failure to make any payment of interest or principal on this Note when due, or failure to pay the principal balance of this Note on demand; or

ii. Failure to pay any other amount payable pursuant to this Note when due and payable in accordance with the provisions hereof, with such failure continuing for ten (10) Business Days after Depositor delivers written notice thereof to Depositee; or

iii. Any default in the performance of the obligations pursuant to Section 3; or

iv. Any insolvency or bankruptcy of the Depositee.

“Governmental Authority” will mean any nation or government, any federal, state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Material Adverse Effect” will mean any event or condition that has a material adverse effect on the ability of Depositee to repay the principal and interest of the Obligations as they become due.

“Note” means this deposit record and “Notes” means collectively, all such deposit records evidencing Deposits advanced by the Depositor to the Depositee from time to time.

“Obligations” will mean all obligations, liabilities and indebtedness of every nature of Depositee from time to time owing to Depositor under or in connection with this Note and the Deposits (including all Principal Amounts and all interest accrued thereon).

“Payment Dates” will be ■ and ■ in each calendar year, commencing on ■.

“Person” will mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Amount” will mean, with respect to any Deposit, the principal amount of such Deposit.

“Requirements of Law” will mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

1. The Obligations will be due and payable in lawful money of Canada as follows:

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a. On each Payment Date until this Note is paid in full on demand, Depositee will pay to Depositor all interest then accrued on each Principal Amount at the Applicable Interest Rate. Depositee may request, and Depositor may, in its sole discretion, agree that any interest payable by Depositee under this Note will continue to accrue until such date as Depositor may agree to.

b. On demand, but in any event, no later than ■, Depositee will pay to Depositor the Obligations then outstanding.

c. Amounts due on this Note will be payable, without any counterclaim, setoff or deduction whatsoever except for any withholding taxes that the Depositee is required to withhold at law, at the office of Depositor or its agent or designee at the address set forth in the first paragraph of this Note or at such other place as Depositor or its agent or designee may from time to time designate in writing.

d. The Depositee acknowledges that the actual recording of amounts advanced and amounts paid on the attached grid schedule shall, in the absence of manifest error, be prima facie evidence of the same; provided that the failure of the Depositor to record the same on the grid schedule shall not affect the obligation of the undersigned to pay or repay the amounts advanced by the Depositor, together with interest thereon at the Applicable Interest Rate.

2. In order to induce Depositor to make the Deposits, Depositee makes the following representations and warranties as of each Deposit Date. Such representations and warranties, will survive the effectiveness of this Note, the execution and delivery hereof and the making of the Deposits.

a. Depositee is (i) duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction except where the failure to be so qualified and in good standing would not result in a Material Adverse Effect, and (iii) has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted or as it is presently proposed to be conducted except where the failure to have the same would not result in a Material Adverse Effect.

b. Depositee has the power and authority to execute, deliver and carry out the terms and provisions of this Note and has taken all necessary action to authorize the execution and delivery on behalf of Depositee and the performance by Depositee hereof. Depositee has duly executed and delivered this Note and this Note constitutes the legal, valid and binding obligation of Depositee, enforceable in accordance with its terms.

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c. Neither the execution, delivery or performance by the Depositee of this Note, nor compliance by the Depositee with the terms and provisions hereof, nor the consummation of the transactions contemplated hereby, (i) will contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality that is binding on the Depositee or its property, or (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of (or the obligation to create or impose) any agreement to which the Depositee is a party or by which it or any of its assets is bound.

3. Depositee covenants and agrees that so long as the Deposits are outstanding and until payment in full of all of the Obligations, unless Depositor will otherwise give prior written consent:

a. Depositee will at all times maintain its existence and preserve and keep in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises would not have a Material Adverse Effect;

b. Depositee will remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its property requires it to be so qualified and in good standing, except where noncompliance would not have a Material Adverse Effect; and

c. Depositee will comply with all Requirements of Law, except where noncompliance would not have a Material Adverse Effect.

4. Depositee may prepay the Principal Amount of any Deposit in full or in part at any time [together with all interest accrued on such prepaid amount].

5. If the Depositee defaults in the payment of any payment that is due on any Payment Date (or such later date as the Depositor has agreed pursuant to section 1(a) that such installment is due), then the Depositee will pay to Depositor a late payment charge in an amount equal to five percent (5%) of the amount of the installment not paid as aforesaid. Said late charge payments, if payable, will be payable without notice or demand by the Depositor, and are independent of and have no effect upon the rights of the Depositor under paragraph 1 above.

6. This Note will be governed by and construed in accordance with the laws of the Province of Ontario.

7. The Depositee will execute and acknowledge (or cause to be executed and acknowledged) and deliver to the Depositor all documents, and take all actions, reasonably required by the Depositor from time to time to confirm the rights created or now or hereafter intended to be created under this Note, to protect and further the validity and enforceability of this Note, or otherwise carry out the purposes of the Note and the transactions contemplated hereunder; provided, however, that no such further actions, assurances and confirmations will increase the Depositee's obligations under this Note.

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8. No modification, amendment, extension, discharge, termination or waiver (a “Modification”) of any provision of this Note, nor consent to any departure by the Depositee therefrom, will in any event be effective unless the same will be in a writing signed by the Depositor, and then such waiver or consent will be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly agreed to by the Depositor in writing, no Modification will entitle the Depositee to any other or future Modification, whether in the same, similar or other circumstances. The Depositor does not hereby agree to, nor does the Depositor hereby commit itself to, enter into any Modification.

IN WITNESS WHEREOF, Depositee has caused this Note to be executed and delivered as of the day and year first above written.

■

By:
Name:
Title:

Currency: Canadian Dollars

DATE	LOAN NUMBER	ADVANCES	PRINCIPAL PAYMENTS	UNPAID BALANCE	NOTATION MADE BY
1

B-1

EXHIBIT C
FORM OF CONFIRMATION OF SUBORDINATION

TO:	■ and its successors and assigns (the "Senior Lender")

RE:	Credit agreement dated as of ■ between ■ (the “Borrower”) and the Senior Lender, as amended, modified or supplemented from time to time (the "Senior Credit Agreement")

AND RE:	Credit Agreement dated ■, 2020 between ■, as borrowers, and ■, as lenders (the “Subordinate Lenders”), as amended, modified or supplemented from time to time (the “Subordinate Credit Agreement”)

Pursuant to section 8.1 of the Subordinate Credit Agreement, the undersigned confirms in favour of the Senior Lender that (i) all indebtedness, liabilities and obligations of the Borrower owing from time to time under or pursuant to the Senior Credit Agreement constitutes "Senior Debt" for all purposes of the Subordinate Credit Agreement, and (ii) the Senior Lender is entitled to all the rights and benefits of section 8.1 of the Subordinate Credit Agreement in respect of the Senior Debt owing to it from time to time.

All terms that are capitalized but not defined herein have the meanings attributed to such terms in the Subordinate Credit Agreement.

This confirmation is binding upon the undersigned and its successors and assigns, and enures to the benefit of the Senior Lender and its respective successors and assigns.

DATED this   day of ■.

[Signature Page Follows]

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Per:
Name:
Title:

Per:
Name:
Title:

■

Per:
Name:
Title:

Per:
Name:
Title: